PRESS RELEASE


                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              2ND QUARTER EARNINGS


Colchester, Illinois - August 14, 2006 - First Federal Bancshares, Inc. (NASDAQ
- FFBI), the holding company for First Federal Bank, announced net income of $62,000, or $.05 per basic share, for the quarter ended June 30, 2006 compared to $289,000, or $.26 per basic share, for the quarter ended June 30, 2005. Diluted earnings per share were $.05 per share and $.24 per share for both periods, respectively. Net income for the six months ended June 30, 2006 was $207,000, or $.18 per share, compared to $574,000, or $.50 per share for the quarter ended June 30, 2005. The biggest factors in the decrease in net income for both the three and six-month periods were a decrease in net interest income due to a narrower interest rate spread, a decrease in noninterest income due to the absence of significant gains on the sale of securities in the current periods and an increase in noninterest expense, partially offset by a decrease in the provision for loan losses.

Net interest income for the quarter ended June 30, 2006 totaled $1.8 million compared to $1.9 million for the prior year quarter. The decrease in net interest income was primarily a result of decreases in the net interest spread and the net interest margin from 2.26% and 2.40%, respectively, for the quarter ended June 30, 2005, to 1.80% and 2.03%, respectively, for the quarter ended June 30, 2006. The increase in the yield on interest-bearing liabilities exceeded the increase in the yield on interest-earning assets as interest-bearing liabilities repriced upward more quickly than interest-earning assets in reaction to the increasing short-term interest rate environment and the flat yield curve. The ratio of average interest-earning assets to average interest-bearing liabilities increased from 105.92% to 107.19% for the three-month periods ended June 30, 2005 and 2006, respectively.

The provision for loan losses was $15,000 for the quarter ended June 30, 2006 compared to $115,000 for the same period in 2005. The change was a result of a $465,000 decrease in commercial mortgage loans on "watch" status in the quarter ended June 30, 2006 compared to a $249,000 increase in the quarter ended June 30, 2005. Management considered the allowance for loan losses to be adequate during both periods.

Noninterest income was $290,000 for the quarter ended June 30, 2006 compared to $476,000 for the same period in 2005. A decrease in net gain on sale of securities of $234,000 was partially offset by increases of $27,000 in other fee income, $11,000 in service charges on deposit accounts, and small increases in loan origination and servicing fees and other income.

Noninterest expense was $1.9 million for the quarter ended June 30, 2006 compared to $1.8 million for the same prior year period. Compensation and benefits expense increased $67,000 due to increased retirement fund costs, stock option expense, and compensation costs, partially offset by decreases in ESOP expense and health insurance premiums. Data processing expense increased $14,000 compared to the same quarter in 2005 due to the expiration of discounts resulting from a change in data processors. In addition, increases in occupancy and equipment, advertising, and professional fees were partially offset by a decrease in other noninterest expense.

Total assets were $345.8 million at June 30, 2006 compared to $339.3 million at December 31, 2005. During the six months ended June 30, 2006, cash and cash equivalents increased $2.6 million to $15.4 million and loans receivable increased $7.5 million to $186.0 million primarily as a result of participation loans purchased totaling $10.0 million offset by loans sold totaling $1.6 million. Securities available-for-sale decreased $4.4 million to $132.6 million primarily as a result of a $2.4 million decrease in the fair value of the portfolio, principal paydowns on mortgage-backed securities of $6.3 million and the sale of securities available-for-sale of $3.8 million, partially offset by purchases of securities available-for-sale of $8.1 million.

Total liabilities increased to $325.6 million at June 30, 2006, from $318.0 million at December 31, 2005. The increase in total liabilities primarily reflects an increase in customer deposits of $10.9 million, partially offset by a $3.5 million decrease in Federal Home Loan Bank advances.

Shareholders' equity decreased to $20.2 million at June 30, 2006 from $21.3 million at December 31, 2005. The decrease in equity primarily reflects a decrease in the fair value of securities available-for-sale, net of tax, of $1.4 million partially offset by net income of $207,000. Other items affecting equity include the ESOP and stock awards earned, dividends paid, and stock option expense associated with the adoption of FAS 123R.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, changes in accounting principles generally accepted in the United States of America, and policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


                                   FIRST FEDERAL BANCSHARES, INC.
                                   SELECTED FINANCIAL INFORMATION

                                                              JUNE 30,                        DECEMBER 31,
                                                                2006                             2005
                                                                ----                             ----
                                                                        (Dollars in thousands)
SELECTED FINANCIAL CONDITION DATA
---------------------------------
Total assets                                                 $  345,762                       $  339,302
Cash and cash equivalents                                        15,379                           12,798
Loans receivable, net                                           186,033                          178,551
Securities available-for-sale, at fair value                    132,626                          137,023
Deposits                                                        302,160                          291,228
Federal Home Loan Bank advances                                  14,646                           18,188
Subordinated debentures                                           7,217                            7,217
Shareholders' equity                                             20,182                           21,315

                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                        JUNE 30,                           JUNE 30,
                                                 2006              2005             2006              2005
                                                 ----              ----             ----              ----
                                                      (Dollars in thousands, except per share data)
SELECTED OPERATIONS DATA
------------------------
Total interest income                          $  4,515          $  3,812          $  8,812         $  7,492
Total interest expense                            2,764             1,920             5,273            3,671
                                               --------          --------          --------         --------
Net interest income                               1,751             1,892             3,539            3,821
Provision for loan losses                            15               115                66              115
                                               --------          --------          --------         --------
Net interest income after provision
   for loan losses                                1,736             1,777             3,473            3,706
Noninterest income                                  290               476               571              704
Noninterest expense                               1,911             1,809             3,712            3,517
                                               --------          --------          --------         --------
Income before taxes                                 115               444               332              893
Income tax provision                                 53               155               125              319
                                               --------          --------          --------         --------
Net income                                     $     62          $    289          $    207         $    574
                                               ========          ========          ========         ========
Earnings per share
   Basic                                       $    .05               .26          $    .18         $    .50
   Diluted                                          .05               .24               .18              .47


                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                        JUNE 30,                           JUNE 30,
                                                 2006              2005             2006              2005
                                                 ----              ----             ----              ----
SELECTED FINANCIAL RATIOS (1)
-----------------------------
Return on average assets                           .07 %            .36 %             .12 %            .36 %
Return on average equity                          1.19             5.19              1.96             4.97
Average equity to average assets                  5.97             6.87              6.09             7.22
Interest rate spread during the period            1.80             2.26              1.85             2.30
Net interest margin                               2.03             2.40              2.07             2.45
Operating (noninterest) expenses
   to average assets                              2.19             2.23              2.14             2.20
Efficiency ratio (2)                             93.22            84.41             90.56            81.87

                                                            AS OF                            AS OF
                                                       JUNE 30, 2006                   DECEMBER 31, 2005
                                                       -------------                   -----------------

Non-performing assets to total assets                         .38%                               .40%

Book value per share (3)                               $    17.31                         $    18.42

Number of shares outstanding                            1,165,968                          1,157,049

(1)  All applicable quarterly ratios reflect annualized figures.
(2) Represents noninterest expense divided by net interest income plus noninterest income excluding gains on sales of securities and gain on sale of branch.
(3) Represents total equity divided by actual number of shares outstanding, which is exclusive of treasury stock and unearned ESOP shares.


Contact:

James J. Stebor
President and CEO
Phone: (309) 776-3225